EXHIBIT A
Williams Capital Management Trust
Williams Capital Government Money Market Fund
Williams Capital Government Money Market Fund II
Williams Capital Liquid Assets Fund
Williams Capital Treasury Inflation Protected Fund
Williams Capital U.S. Treasury Fund
Dated: September 29, 2009
Fund admin.acct